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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this registration statement on Form S-4 of (i) our report dated February 2, 1998 on our audits of the consolidated financial statements of L-3 Communications Corporation and subsidiaries as of December 31, 1997 and for the nine months then ended, and the combined financial statements of the Predecessor Company for the three months ended March 31, 1997, and as of December 31, 1996 and for the year then ended, and (ii) our report, dated March 20, 1997, on our audits of the combined financial statements of the Loral Acquired Businesses for the three months ended March 31, 1996 and for the year ended December 31, 1995, and (iii) our report, dated February 23, 1998, on our audit of the combined financial statements of AlliedSignal Ocean Systems (a wholly-owned operation of AlliedSignal, Inc.) as of and for the year ended December 31, 1997. Our report on the combined financial statements of the Predecessor Company as of and for the year ended December 31, 1996 indicates that our opinion, insofar as it relates to the financial statements of the Lockheed Martin Communications Systems Division as of December 31, 1996 and for the year then ended included in such combined financial statements, is based solely on the report of other auditors. We also consent to the reference to our Firm under the caption "Experts".



                                        /s/ PricewaterhouseCoopers LLP



New York, New York
January 4, 1999